EXHIBIT 1.(8)(d)(iv)


[USAA LOGO]


                                ________, 1998

BY EXPRESS DELIVERY


Scudder Kemper Investments, Inc.
Scudder Investor Services, Inc.
Scudder Variable Life Investment Fund
2 International Place
Boston, MA  02110

Executives:

      We are writing to augment and clarify certain of the terms and conditions of: (1) the participation agreement, dated February 3, 1995, by and between USAA Life Insurance Company ("USAA Life"), on behalf of the Separate Account of USAA Life Insurance Company ("Separate Account") and the Life Insurance Separate Account of USAA Life Insurance Company ("Life Insurance Separate Account"), and the Scudder Variable Life Investment Fund ("Fund") (hereinafter "Participation Agreement"); (2) the reimbursement agreement, dated February 3, 1995, by and between USAA Life and Scudder, Stevens & Clark ("SS&C") (hereinafter "Reimbursement Agreement"); and (3) the participating contract and policy agreement, dated February 3, 1995, by and between USAA Investment Management Company ("IMCO") and Scudder Investor Services, Inc. ("SIS") (hereinafter "Policy Agreement").

      Unless otherwise noted, the provisions set out below are intended to apply to the Participation Agreement, Reimbursement Agreement and the Policy Agreement (collectively, the "Agreements") and, to the extent contrary to or inconsistent with any provision in any Agreement, shall modify such provision. The headings used herein are for convenience of reference only.

      Kindly acknowledge your acceptance and agreement to the following by affixing your signature to the last page of this letter.


AVAILABLE PORTFOLIOS.

      The Fund's Capital Growth Portfolio ("Portfolio" or "Capital Growth Portfolio") is the only Fund series that USAA Life currently intends to make available for investment through the Separate Account and the Life Insurance Separate Account. Accordingly, any obligations of USAA Life with respect to capital contributions or expense reimbursements required to be made under the Participation Agreement shall be limited to the Capital Growth Portfolio, until such time as USAA Life notifies the Fund that it intends to use one or more additional portfolios.


        9800 Fredericksburg Road San Antonio, Texas 78288 1-800-531-8000
                             In San Antonio 498-8000

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Scudder Kemper Investments, Inc.
________, 1998
Page 2


PURCHASES AND REDEMPTIONS.

      1. TIMELY PRICING AND ORDERS. The Fund or its designated agent will use all commercially reasonable efforts to provide to USAA Life the closing net asset value and any dividend and capital gain information for the Portfolio by 5:15 p.m., Central time on each Business Day. "Business Day" shall mean any day on which the Fund calculates the net asset value of its Funds pursuant to rules of the Securities and Exchange Commission and as described in the Fund's Prospectus. USAA Life will use these data to calculate unit values, which in turn will be used to process transactions that receive that same Business Day's Separate Account or Life Insurance Separate Account unit value. Such Separate Account or Life Insurance Separate Account processing will be done the same evening, and corresponding orders with respect to Fund shares will be placed the morning of the following Business Day. USAA Life will use all commercially reasonable efforts to place such orders with the Fund by 9 a.m., Central time.

      2. TIMELY PAYMENTS. USAA Life or its designated agent will transmit orders for purchases and redemptions of Fund shares to SIS, and will wire payment for net purchases to a custodial account designated by the Fund on the same day as the order for Fund shares is placed, to the extent practicable. Payment for net redemptions will be wired by the Fund to an account designated by USAA Life on the same day as the order is placed, to the extent practicable, but in any event within such reasonably practicable period of time after the order is placed as would enable USAA Life to pay redemption proceeds in compliance with Section 22(e) of the Investment Company Act of 1940.

      3. APPLICABLE PRICE. The Fund shall effect any orders to purchase or redeem Portfolio shares that USAA Life submits on behalf of the Separate Account, based on transactions under variable annuity contracts issued by USAA Life ("Contracts"), and on behalf of the Life Insurance Separate Account, based on transactions under variable life insurance policies ("Policies"), at the Portfolio's net asset value per share as of the close of business on the Business Day the order is received by USAA Life or its designee, acting as agent for the Fund, provided that such order is received prior to the time as of which the Fund calculates net asset value on that Business Day. If such order is received after that time, the order will be effected at the Portfolio's net asset value as of the close of business on the next Business Day. Any orders to purchase shares of an available Fund not based on transactions under Contracts or Policies will be effected at the Fund's net asset value per share next computed after the order is received by the Fund.

      4. REDEMPTIONS. The Fund shall redeem for cash from USAA Life those full or fractional shares of the Portfolio that USAA Life requests from time to time.


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Scudder Kemper Investments, Inc.
________, 1998
Page 3


REINVESTMENT OF DIVIDENDS AND CAPITAL GAINS.

      USAA Life, on behalf of the Separate Account and the Life Insurance Separate Account, hereby elects to reinvest all dividends and capital gains distributions in additional shares of the Capital Growth Portfolio at the net asset values on the payment date of such dividends and capital gains distributions until USAA Life otherwise notifies the Fund in writing. USAA Life reserves the right to revoke this election and to receive all such dividends and capital gain distributions in cash. The Fund shall promptly notify USAA Life of the number of shares so issued as payment of such dividends and distributions.

AMENDMENT TO POLICY AGREEMENT.

      As an additional inducement for IMCO to enter into the Policy Agreement, SIS hereby agrees with IMCO as follows:

      (1) in connection with Sections 6 and 12 of the Policy Agreement, SIS will give IMCO thirty days' written notice before suspending sales or withdrawing the offering of Shares (as defined in the Policy Agreement) or terminating the Policy Agreement, except that sales of Shares may be suspended or the offering of Shares withdrawn or the Policy Agreement terminated without notice (i) if the continued offering or sale of Shares would violate any applicable statute or regulation, order or decree of any court, governmental agency or self-regulatory organization having jurisdiction, or (ii) if in the sole discretion of the Trustees of the Fund, including a majority of those Trustees who are not "interested persons" as defined in the Investment Company Act of 1940, as amended, of the Trust or of its investment adviser, such action is determined to be necessary in the best interests of the Shareholders of the Portfolio.

      (2) no unilateral amendment pursuant to Section 6 of the Policy Agreement shall be effective against IMCO unless it is accompanied by a written notice from SIS stating that the amendment is necessary to prevent the continued offering or sale of Shares from violating any applicable statute or regulation, order or decree of any court, governmental agency or self-regulating organization having jurisdiction.


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Scudder Kemper Investments, Inc.
________, 1998
Page 4


FUND MATERIALS.

      The Fund, at its expense, shall provide USAA Life or its designee with camera ready copy or computer diskette versions of all prospectuses (including supplements thereto), statements of additional information, annual and semi-annual reports, and proxy materials (collectively, "Fund Materials"), to be printed and distributed by USAA Life or IMCO to existing and prospective Contract or Policy owners, as appropriate. USAA Life agrees to bear the cost of printing and distributing such Fund Materials.

TAX MATTERS.

      1. The Fund, SS&C, or SIS will notify USAA Life immediately upon having a reasonable basis for believing that the Portfolio has ceased to comply with the requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended ("Code") or that the Portfolio might not so comply in the future. In connection with a failure to comply with the Section 817(h) diversification requirements, SS&C shall cooperate with USAA Life by providing it with full explanation as to the circumstances that caused the failure, and the reasons why the failure was inadvertent.

      2. The limitation against liability set out in paragraph 6(c)(viii) of the Reimbursement Agreement shall apply only where it can be shown that the failure of USAA Life to comply with clauses 6(c)(i) through (vii) materially contributed to the liability.

      3. Each Agreement shall terminate, at the option of USAA Life or IMCO, as the case may be, in the event of a non-curable failure by the Portfolio to comply with the provisions of Subchapter M or Section 817(h) of the Code. To the extent that any Agreement by its terms provides for one or more rights or obligations thereunder to survive the termination of that Agreement, those provisions shall survive the termination of that Agreement under this paragraph.

MISCELLANEOUS.

      (a) The Fund, SS&C, and SIS agree to make available to USAA Life and its affiliates, to the extent permitted by applicable law, any arrangement for utilization of the Portfolio, which arrangement has been or will be made generally available to any other life insurance company or any affiliate of a life insurance company.


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Scudder Kemper Investments, Inc.
________, 1998
Page 5


      (b) This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

      (c) The name "Scudder Variable Life Investment Fund" is the designation of the Trustees for the time being under a Declaration of Trust dated March 15, 1985, as amended, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund. No Portfolio shall be liable for any obligations properly attributable to any other Portfolio.

                       ---------------------------------


                               Very truly yours,

                               USAA LIFE INSURANCE COMPANY


                               By:
                                   -------------------
                                   Edwin L. Rosane
                                   President


                               USAA INVESTMENT
                               MANAGEMENT COMPANY


                               By:
                                   --------------------
                                   John J. Dallahan
                                   Senior Vice President
                                   Investments Services


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Scudder Kemper Investments, Inc.
________, 1998
Page 6


      We hereby agree to and accept the provisions set out above.

SCUDDER KEMPER INVESTMENTS, INC.


By:
    ------------------
    Mark S. Casady


SCUDDER INVESTOR SERVICES, INC.


By: __________________


SCUDDER VARIABLE LIFE INVESTMENT FUND


By:
    ------------------
    David B. Watts